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                                    Exhibit 24.1


                          Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our reports on (i) the balance sheet of Commonwealth Income & Growth Fund II, at February 7, 1995 dated February 8, 1995 (ii) the financial statements of Commonwealth Income & Growth Fund II, at December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period September 22, 1995 to December 31, 1995 dated January 24, 1997 (iii) the balance sheets of Commonwealth Income & Growth Fund, Inc., at February 28, 1995 and 1994, dated April 11, 1995, (iv) the consolidated financial statements of Commonwealth Capital Corp., at February 28, 1995 and 1994 and for the years then ended, dated April 11, 1995, (v) the consolidated financial statements of Commonwealth Capital Corp., at February 29, 1996 and February 28, 1995 and for the years then ended, dated March 28, 1996, and (vi) the balance sheets of Commonwealth Income & Growth Fund, Inc., at February 29, 1996 and February 28, 1995 dated March 28, 1996, all included in Post Effective Amendment No. 8 to the Registration Statement (Form S-1 No. 33-89476) and related Prospectus of Commonwealth Income & Growth Fund II for the registration of 750,000 units of Limited Partnership Interests.

                                              /s/ Ernst & Young LLP



Philadelphia, Pennsylvania
April 1, 1997